Exhibit 99.1

FOR IMMEDIATE RELEASE

THERMADYNE HOLDINGS CORPORATION ANNOUNCES EXPIRATION OF

CONSENT SOLICITATION AND RECEIPT OF REQUISITE CONSENTS

ST. LOUIS, MO — February 29, 2012 — Thermadyne Holdings Corporation (“Thermadyne”) today announced that Thermadyne’s previously announced consent solicitation (the “Solicitation”), with respect to a proposed amendment to the indenture (the “Indenture”) governing Thermadyne’s outstanding 9% Senior Secured Notes due 2017 (the “Notes”), expired at 12:00 p.m., New York City time, on February 27, 2012 (the “Expiration Time”). As of the Expiration Time, the number of validly delivered and duly executed consents (each a “Consent”) received exceeded the number needed to approve the proposed amendment to the Indenture, as reported by the tabulation agent.

As part of the Solicitation, Thermadyne will make a cash payment (the “Consent Payment”) of $20 per $1,000 in principal amount of Notes to Holders. Holders who receive the Consent Payment will be taxed in the manner summarized under “Certain U.S. Federal Income Tax Consequences-Treatment of U.S. Holders” and “Certain U.S. Federal Income Tax Consequences-Treatment of Non-U.S. Holders” under the consent solicitation statement dated February 14, 2012 (the “Solicitation Statement”). Therefore, Holders should ignore the tax treatment described in “Certain U.S. Federal Income Tax Consequences-Tax Consequences of Not Consenting to the Proposed Amendment” under the Solicitation Statement. Thermadyne’s obligation to make the Consent Payment is contingent upon, among other things, satisfaction or, where possible, waiver of the conditions described in the Solicitation Statement. The Consent Payment will be paid promptly following the satisfaction or, where possible, waiver of the conditions outlined in the Solicitation Statement.

About Thermadyne

Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of metal cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. For more information about Thermadyne, its products, and its services, visit the company’s website at www.thermadyne.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect Thermadyne’s operating results. These risks and factors are set forth in documents Thermadyne files with the Securities and Exchange Commission, specifically in Thermadyne’s most recent Registration Statement on Form S-4 and other reports it files from time to time. Thermadyne undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Thermadyne makes on related subjects.

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